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                                                                      EXHIBIT 12

                              LTC PROPERTIES, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)
                                  (unaudited)
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                                          NINE MONTHS ENDED                         YEARS ENDED
                                             SEPTEMBER 30,                          DECEMBER 31,
                                        --------------------          ---------------------------------------------------
                                            1997      1996                1996      1995      1994      1993    1992(1)
                                        --------------------          ---------------------------------------------------

Net income                                $21,750    $22,373            $28,710     $18,384   $17,210    $ 6,847   $  763

Add Fixed Charges:
     Interest expense including
          amortization of debt issue       17,465     14,990             20,604       9,407      6,563     6,400    2,597
           costs

     Minority interest (2)                    901        597                898          57          -         -        -
                                          -------    -------            -------     -------    -------   -------   ------
          Earnings                         40,116     37,960             50,212      27,848     23,773    13,247    3,360

Interest expense including
        amortization of debt issue costs   17,465     14,990             20,604       9,407      6,563     6,400    2,597

Minority interest (2)                         901        597                898          57          -         -        -
                                          -------    -------            -------     -------    -------   -------   ------
        Fixed charges                      18,366     15,587             21,502       9,464      6,563     6,400    2,597

Ratio of earnings to fixed charges          2.18x      2.44x              2.34x       2.94x      3.62x     2.07x    1.29x
                                          =======    =======            =======     =======    =======   =======   ======


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1)   From August 25, 1992 (commencement of operations) to December 31, 1992
2)   Fixed distribution to minority interests

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